Exhibit 99.1

Papa John’s Announces Chief Financial Officer Transition

David Flanery to retire in May after 16 years with the company; Lance Tucker promoted to CFO

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 28, 2011--Papa John's International, Inc. (NASDAQ: PZZA) today announced that David Flanery is retiring from Papa John’s after 16 years with the company, and named Lance Tucker as Chief Financial Officer. Flanery will continue at the company through May, working closely with Tucker to ensure a smooth transition of duties and responsibilities.

Flanery joined Papa John’s in 1994 after 15 years with Ernst & Young. During his career with Papa John’s he served in several finance and leadership positions, including as CFO since 2004 and interim head of the company’s international division on three separate occasions.

“David has provided sound leadership of our financial functions during an important period of growth for the company,” said Papa John’s co-Chief Executive Officers, John Schnatter and Jude Thompson. “We know our shareholders join all of us at Papa John’s in thanking David for his service to the company and wishing him well in his new endeavors.”

During Flanery’s tenure with the company, Papa John’s grew from a regional chain of 400 restaurants in 1994, to a global brand with 3,700 restaurants in all 50 states and 32 countries today.

“I’ve enjoyed being part of this great company and brand for the last 16 years,” Flanery said. “I’m proud of the role my team and I have been able to play in supporting Papa John’s growth over the years. I believe Papa John’s is well-positioned for growth in the years ahead.”

Tucker, 42, has served as Papa John’s Senior Vice President, Strategic Planning and Chief of Staff since 2010, responsible for strategic planning and overseeing the company’s Information Services, Risk Services and Project Management Office. He has 20 years of finance and management experience, including two terms with Papa John’s – including in manager and director of finance roles from 1994 to 1999, focusing on budgeting, analysis and financial reporting; and rejoining the company in 2009 as Chief of Staff and to oversee strategic planning. From 2003 to 2009, Tucker was CFO of Evergreen Real Estate, LLC, an entity owned by company Founder, Chairman and co-CEO, John Schnatter. Tucker is a Certified Public Accountant and started his career with Ernst & Young.

“Lance brings strong finance and restaurant industry experience and a deep understanding of our company to this important role,” said Thompson. “We are confident in his ability to continue Papa John’s commitment to financial discipline and building value for our shareholders."

“I’m excited to take on the role of Papa John’s CFO,” said Tucker. “I thank David for the work he has done in building a very strong finance team, one that is deep in talent. I look forward to continuing to work closely with our management team and Board of Directors to continue Papa John’s strategic and disciplined growth in the years ahead.”

Headquartered in Louisville, Kentucky, Papa John's International, Inc. is the world's third largest pizza company. For 10 of the past 11 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John's also was honored by Restaurants & Institutions Magazine (R&I) with the 2009 Gold Award for Consumers’ Choice in Chains in the pizza segment. Papa John’s is the Official Pizza Sponsor of the National Football League and Super Bowl XLV, XLVI and XLVII. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of the recently passed federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of legal claims and current proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2010. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:
Papa John's International, Inc.
Chris Sternberg, Senior Vice President, Corporate Communications, 502-261-4934